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                                                            EXHIBIT 99(a)(5)(xv)


Contact: MEDIA INQUIRIES:                            FOR IMMEDIATE RELEASE
         Mike Dickerson                              Moved on PR Newswire
         Sr. Manager, Corp. Communications           December 21, 2000
         Corporate
         310.615.1647
         mdickers@csc.com

         FINANCIAL ANALYSTS:                         SHAREHOLDERS:
         Bill Lackey                                 Morrow & Co.
         Director, Investor Relations                800.566.9061
         Corporate                                   jferguso@morrowco.com
         310.615.1700
         blackey3@csc.com



                          CSC ACQUIRES MYND CORPORATION

         EL SEGUNDO, Calif., Dec. 21 - Computer Sciences Corporation (NYSE: CSC) today announced that it has completed its $16 per share cash tender offer for shares of Mynd Corporation (NYSE: YND), formerly known as Policy Management Systems Corporation. Over 90 percent of the outstanding Mynd shares were validly tendered into the tender offer, which expired at 5:00 p.m., Eastern Standard Time, yesterday.

         CSC today accepted all of such shares for payment. CSC will acquire the remaining shares at $16 per share through a merger, expected to be consummated shortly. After the merger, Mynd will be a wholly owned subsidiary of CSC.

         Late yesterday, the Federal Trade Commission announced that it had accepted a proposed consent order and granted regulatory clearance for the acquisition of Mynd by CSC. The proposed consent order, which is available (with the FTC announcement) at http://www.ftc.gov, requires CSC to divest Mynd's claims assessment system, known as Claims Outcome Advisor (COA).

         In compliance with the proposed consent order, CSC and Mynd have entered into an agreement to sell COA to a unit of New York-based Insurance Services Office, Inc.


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Computer Sciences Corporation - page 2                         December 21, 2000


         The divestiture requirement of the proposed consent order is subject to modification by the FTC following the standard 30-day public comment period.

         "The acquisition of Mynd is motivated by CSC's long-term commitment to the global financial services industry and by our goal of creating value for the clients, employees and shareholders of both companies," said CSC Chairman, President and CEO Van B. Honeycutt. "Combining the strengths of the two companies presents us with an opportunity to provide expanded information technology solutions more cost effectively."

         "Mynd's solid portfolio of insurance-related products and service offerings, its knowledgeable and experienced staff, and its prestigious client base combine to form an attractive addition to CSC's capabilities," he added.

         The majority of Mynd operations will be transitioned into CSC's global Financial Services Group. Information technology (IT) infrastructure administration will be integrated into CSC's Global Infrastructure Services Group, which provides computing services for all CSC business units. The integrated organization will go to market under the CSC brand.

         CSC has long served the financial services industry, which spends an estimated $200 billion per year on IT services. CSC enhanced its presence in the financial services industry in 1996 with the acquisition of The Continuum Company. Since that acquisition, the company's revenues from the financial services industry have more than doubled, making it CSC's largest commercial vertical venture.

         "Our merger with Mynd will provide us with greater opportunities to leverage CSC's specialized industry and outsourcing expertise," said Pete Boykin, president of CSC's Financial Services Group. "In addition, Mynd's technology and services offerings expand and complement our ability to deliver end-to-end solutions for insurers and other firms in the converging financial services industries around the world."


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Computer Sciences Corporation - page 3                         December 21, 2000


         "We will examine all of the resources within Mynd to determine how they best complement those we presently have within CSC," added Boykin. With the additional resources from Mynd, particularly those related to e-business, customer relationship management and outsourcing, CSC will be able to deploy a broader base of personnel and IT solutions. Following the merger, CSC will have in excess of 15,000 people serving 1,200 clients in the financial services industry in more than 60 countries.

         Computer Sciences Corporation, one of the world's leading consulting and IT services firms, helps clients in industry and government achieve strategic and operational results through the use of technology. The company's success is based on its culture of working collaboratively with clients to develop innovative technology strategies and solutions that address specific business challenges.

         Having guided clients through every major wave of change in information technology since 1959, CSC combines the newest technologies with its capabilities in consulting, systems design and integration, IT and business process outsourcing, applications software, and Web and application hosting to meet the individual needs of global corporations and organizations. With more than 61,000 employees in locations worldwide, CSC had revenues of $9.9 billion for the twelve months ended September 29, 2000. It is headquartered in El Segundo, California. For more information, visit the company's Web site at www.csc.com.

                                       -0-


         ALL STATEMENTS IN THIS PRESS RELEASE THAT DO NOT DIRECTLY AND EXCLUSIVELY RELATE TO HISTORICAL FACTS CONSTITUTE "FORWARD-LOOKING STATEMENTS." THESE STATEMENTS REPRESENT THE COMPANY'S INTENTIONS, PLANS, EXPECTATIONS AND BELIEFS, AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE OUTSIDE THE COMPANY'S CONTROL. THESE FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FOR A WRITTEN DESCRIPTION OF THESE FACTORS, SEE THE SECTION TITLED "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" IN CSC'S FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 29, 2000.